Exhibit 99.10

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
						March 2018
	June		April to June			Québec Economic Plan(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 610	6 522	15 221	16 201	6.4	61 763	2.3
Federal transfers	1 639	1 739	4 969	5 237	5.4	21 044	3.9
Total revenue	7 249	8 261	20 190	21 438	6.2	82 807	2.7
Expenditure
Program spending	–6 173	–6 528	–18 518	–19 702	6.4	–76 869	5.9
Debt service	–594	–559	–1 759	–1 688	–4.0	–7 160	–0.8
Total expenditure	–6 767	–7 087	–20 277	–21 390	5.5	–84 029	5.3
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	–109	–205	185	511	—	–339	—
Health and social services and education networks(4)	—	–3	—	–7	—	–26	—
Generations Fund	156	202	506	726	—	2 491	—
Total consolidated entities	47	–6	691	1 230	—	2 126	—
SURPLUS (DEFICIT)	529	1 168	604	1 278	—	904	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–156	–202	–506	–726	—	–2 491	—
Use of the stabilization reserve	—	—	—	—	—	1 587	—
BUDGETARY BALANCE(5)	373	966	98	552	—	—	—

GENERAL FUND REVENUE

For June 2018, General Fund revenue reached $8.3 billion, an increase of $1.0 billion compared to June 2017.

  Own-source revenue reached $6.5 billion, an increase of $912 million, or 16.3%, compared to June 2017.

  Federal transfers amounted to $1.7 billion, up $100 million compared to June 2017.

Since the beginning of the fiscal year, General Fund revenue totalled $21.4 billion, an increase of $1.2 billion, or 6.2%, compared to June 30, 2017.

  Own-source revenue stood at $16.2 billion, up $980 million, or 6.4%, from last year.

  – This increase is due primarily to growth in personal income tax ($235 million), corporate taxes ($221 million), consumption taxes ($220 million) and contributions for health services ($169 million).

  Federal transfers amounted to $5.2 billion, up $268 million compared to June 30, 2017.

  – This growth stems primarily from a $163-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		June			April to June
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	2 489	2 728	9.6	5 702	5 937	4.1
Contributions for health services	616	769	24.8	1 793	1 962	9.4
Corporate taxes	426	498	16.9	1 271	1 492	17.4
Consumption taxes	1 749	1 936	10.7	5 065	5 285	4.3
Other sources	123	131	6.5	476	498	4.6
Total own-source revenue excluding revenue from government enterprises	5 403	6 062	12.2	14 307	15 174	6.1
Revenue from government enterprises	207	460	122.2	914	1 027	12.4
Total own-source revenue	5 610	6 522	16.3	15 221	16 201	6.4
Federal transfers
Equalization	923	978	6.0	2 770	2 933	5.9
Health transfers	503	542	7.8	1 510	1 598	5.8
Transfers for post-secondary education and other social programs	137	133	–2.9	410	403	–1.7
Other programs	76	86	13.2	279	303	8.6
Total federal transfers	1 639	1 739	6.1	4 969	5 237	5.4
TOTAL	7 249	8 261	14.0	20 190	21 438	6.2

GENERAL FUND EXPENDITURE

For June 2018, General Fund expenditure totalled $7.1 billion, up $320 million, or 4.7%, compared to the same period the previous fiscal year.

  Program spending rose by $355 million, or 5.8%, to $6.5 billion.

  – The most significant changes were in the Health and Social Services mission ($155 million), the Education and Culture mission ($95 million) and the Administration and Justice mission ($39 million).

  Debt service amounted to $559 million, a decrease of $35 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $21.4 billion, up $1.1 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.2 billion, or 6.4%, reaching $19.7 billion.

  – The most significant changes were in the Health and Social Services mission ($487 million), the Economy and Environment mission ($329 million) and the Education and Culture mission ($222 million).

  Debt service amounted to $1.7 billion, a decrease of $71 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			June				April to June
Expenditure by mission	2017	(6)	2018	Change (%)	2017-2018	(6)	2018-2019	Change (%)
Program spending
Health and Social Services	3 344		3 499	4.6	9 726		10 213	5.0
Education and Culture	1 644		1 739	5.8	4 837		5 059	4.6
Economy and Environment	306		340	11.1	1 341		1 670	24.5
Support for Individuals and Families	516		548	6.2	1 559		1 618	3.8
Administration and Justice	363		402	10.7	1 055		1 142	8.2
Total program spending	6 173		6 528	5.8	18 518		19 702	6.4
Debt service	594		559	–5.9	1 759		1 688	–4.0
TOTAL	6 767		7 087	4.7	20 277		21 390	5.5

CONSOLIDATED ENTITIES

For June 2018, the results of consolidated entities showed a deficit of $6 million. These results include:

  a deficit of $112 million for special funds;

  dedicated revenues of $202 million for the Generations Fund;

  a deficit of $93 million for non-budget-funded bodies;

  a deficit of $3 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $1.2 billion. These results include:

  a surplus of $361 million for special funds;

  dedicated revenues of $726 million for the Generations Fund;

  a surplus of $150 million for non-budget-funded bodies;

  a deficit of $7 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	June 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(4)	Total	Consolidation adjustments	(7)	Total
Revenue	1 083	202	38	414	1 841	—		3 578	–2 074		1 504
Expenditure
Expenditure	–992	—	–38	–414	–1 895	–3		–3 342	1 994		–1 348
Debt service	–203	—	—	—	–39	—		–242	80		–162
Subtotal	–1 195	—	–38	–414	–1 934	–3		–3 584	2 074		–1 510
SURPLUS (DEFICIT)	–112	202	—	—	–93	–3		–6	—		–6

	April to June 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks	(4)	Total	Consolidation adjustments	(7)	Total
Revenue	3 479	726	115	1 501	6 050	—		11 871	–6 778		5 093
Expenditure
Expenditure	–2 530	—	–115	–1 501	–5 765	–7		–9 918	6 535		–3 383
Debt service	–588	—	—	—	–135	—		–723	243		–480
Subtotal	–3 118	—	–115	–1 501	–5 900	–7		–10 641	6 778		–3 863
SURPLUS (DEFICIT)	361	726	—	—	150	–7		1 230	—		1 230

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For June 2018, the consolidated net financial requirements stood at $1.4 billion, a $929-million decrease of requirements over last year.

Since the beginning of the fiscal year, the consolidated net financial requirements stood at $2.2 billion, a decrease of $406 million over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
		June			April to June
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	5 610	6 522	912	15 221	16 201	980
Federal transfers	1 639	1 739	100	4 969	5 237	268
Total revenue	7 249	8 261	1 012	20 190	21 438	1 248
Expenditure
Program spending	–6 173	–6 528	–355	–18 518	–19 702	–1 184
Debt service	–594	–559	35	–1 759	–1 688	71
Total expenditure	–6 767	–7 087	–320	–20 277	–21 390	–1 113
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	–109	–205	–96	185	511	326
Health and social services and education networks(4)	—	–3	–3	—	–7	–7
Generations Fund	156	202	46	506	726	220
Total consolidated entities	47	–6	–53	691	1 230	539
SURPLUS (DEFICIT)	529	1 168	639	604	1 278	674
Consolidated non-budgetary surplus (requirements)	–2 849	–2 559	290	–3 191	–3 459	–268
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–2 320	–1 391	929	–2 587	–2 181	406

MARCH 2018 QUÉBEC ECONOMIC PLAN BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018
	Québec Economic Plan	(1)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238		4.7
Contributions for health services	7 382		0.3
Corporate taxes	6 038		2.1
Consumption taxes	19 578		3.3
Other sources	1 655		0.9
Total own-source revenue excluding revenue from government enterprises	57 891		3.3
Revenue from government enterprises	3 872		–10.0
Total own-source revenue	61 763		2.3
Federal transfers	21 044		3.9
TOTAL GENERAL FUND REVENUE	82 807		2.7
Program spending
Health and Social Services	–38 541		4.6	(8)
Education and Culture	–20 368		7.5	(8)
Economy and Environment	–5 716		5.1
Support for Individuals and Families	–6 529		3.8	(8)
Administration and Justice	–5 715		12.9
Total program spending	–76 869		5.9
Debt service	–7 160		–0.8
TOTAL GENERAL FUND EXPENDITURE	–84 029		5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339		—
Health and social services and education networks(4)	–26		—
Generations Fund	2 491		—
TOTAL CONSOLIDATED ENTITIES	2 126		—
Contingency reserve	—		—
SURPLUS (DEFICIT)	904		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491		—
Use of the stabilization reserve	1 587		—
BUDGETARY BALANCE(5)	—		—

Appendix

PRE-ELECTION REPORT BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	Pre-election report	(9)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 770		4.5
Contributions for health services	7 379		–1.7
Corporate taxes	6 251		2.6
Consumption taxes	19 723		3.4
Other sources	1 661		–4.3
Total own-source revenue excluding revenue from government enterprises	58 784		2.9
Revenue from government enterprises	3 879		–16.7
Total own-source revenue	62 663		1.4
Federal transfers	20 933		4.3
TOTAL GENERAL FUND REVENUE	83 596		2.1
Program spending
Health and Social Services	–38 541		5.0	(8)
Education and Culture	–20 429		7.0	(8)
Economy and Environment	–6 038		2.8
Support for Individuals and Families	–6 538		4.6	(8)
Administration and Justice	–4 997		7.6
Contingency Fund reserve	–359		—
Total program spending	–76 902		6.0
Debt service	–7 066		–1.1
TOTAL GENERAL FUND EXPENDITURE	–83 968		5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–236		—
Health and social services and education networks(4)	–29		—
Generations Fund	2 491		—
TOTAL CONSOLIDATED ENTITIES	2 226		—
Contingency reserve	—		—
SURPLUS (DEFICIT)	1 854		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491		—
Use of the stabilization reserve	637		—
BUDGETARY BALANCE(5)	—		—

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)	Details of transactions by type of entity are presented on page 4 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

(9)	The forecasts correspond to those presented in the Pre-Election Report on the State of Québec’s Public Finances – August 2018.

The next monthly report, which will present the results at July 31, 2018, will be published on October 5, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.